Compressco Partners, L.P.
Conflict Minerals Report

For the reporting period from January 1, 2013 to December 31, 2013

This Conflict Minerals Report (this “Report”) of Compressco Partners, L.P. (the “Company”) has been prepared pursuant to Rule 13p-1 and in accordance with the requirements of Form SD (the “Rule”), each of which was promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the reporting period of January 1, 2013 to December 31, 2013 (the “Reporting Year”).

The Rule requires the Company, as a company required to file reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) of the Exchange Act, to take certain actions and to disclose certain information when it manufactures or contracts to manufacture products containing one or more Conflict Minerals (as defined below) that are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite, and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of Congo, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola.

As described in this Report, certain of the Company’s operations manufacture products that contain Conflict Minerals that are necessary to the functionality or production of those products. Based on a reasonable country of origin inquiry (“RCOI”), the Company does not have sufficient information from its suppliers regarding all of the smelters and refiners that processed the necessary Conflict Minerals in order for the Company to conclude whether or not a portion of the necessary Conflict Minerals originated (or may have originated) in one or more Covered Countries and whether the Conflict Minerals may be solely from recycled and scrap sources.

Description of the Company’s Products Covered by this Report

This Report relates to compressors used to provide both conventional wellhead and unconventional compression services that were manufactured by the Company during the Reporting Year for sale to third parties (the “Compressors”). A limited number of components that comprise each of the Compressor units contain the Conflict Minerals gold, tantalum, tin, and/or tungsten that are necessary for the functionality or production of the Compressors.

The Company’s Due Diligence Process

The Company has conducted a good faith RCOI regarding the origin of the Conflict Minerals contained in the Compressors. This good faith RCOI was reasonably designed to elicit information from third parties sufficient to allow the Company to determine whether any of the necessary Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may have come from recycled or scrap resources. After conducting the country of origin inquiries, the Company determined that, under the Rule, it was required to exercise due diligence on the source and chain of custody of the Conflict Minerals contained in the Compressors, and exercised such due diligence. The Company’s due diligence measures were designed to conform to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum, and tungsten (the “OECD Guidance”).

The Company’s supply chain with respect to the Compressors is complex, and there are many third parties in the supply chain between the ultimate manufacturer of the Compressors and the original sources of Conflict Minerals. In this regard, the Company does not purchase Conflict Minerals directly from mines, smelters, or refiners. The Company must therefore rely on its suppliers to assist the Company with its RCOI and due diligence efforts by providing information regarding the smelters and refiners and countries of origin of Conflict Minerals contained in the Compressors or to give the Company access to third parties in the suppliers’ own supply chains and for those third parties to provide information to the Company regarding the origin of pertinent Conflict Minerals. Moreover, the Company believes that the smelters and refiners of Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore has taken steps to identify the applicable smelters and refiners of Conflict Minerals in the Company’s supply chain.
The Company’s due diligence measures included the following:

•	Adopting a policy relating to Conflict Minerals, incorporating the standards set forth in OECD Guidance.

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Conducting an initial, high-level assessment to determine the likelihood that any of the Company’s products contain Conflict Minerals. This assessment included a review of typical industry uses of Conflict Minerals.

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Conducting an in-depth evaluation of the Company’s suppliers of components and parts for use by the Company in its manufacturing of the Compressors (the “Components and Parts”) and suppliers of materials for use by the Company in its manufacturing of the Compressors in order to identify the suppliers of Components and Parts and materials that contain (or may contain) Conflict Minerals necessary to the functionality or production of the Compressors (hereinafter, “At-Risk Suppliers”).

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Developing and implementing a Conflict Minerals due diligence plan, which requires engagement of personnel from various Company departments, including Legal, Procurement, Engineering, Manufacturing, and Finance.

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Directly engaging with At-Risk Suppliers using a written Conflict Minerals Disclosure Questionnaire in order to gather necessary information and certifications about the presence of Conflict Minerals in the Components and Parts and materials purchased by the Company for use in its manufacturing of the Compressors, the smelters and refiners and countries of origin of the Conflict Minerals contained in Components and Parts containing Conflict Minerals and materials containing or constituting Conflict Minerals supplied to the Company for use in its manufacturing of the Compressors, and whether such Conflict Minerals financed or benefited armed groups.

•	Reviewing and assessing the responses received from the Company’s suppliers for completeness and accuracy and engaging with suppliers regarding their particular responses, if required.

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Conducting necessary follow-up communications with suppliers when information provided by suppliers appeared to be incomplete or incorrect or when suppliers failed to respond by a specified date or failed to provide all of the requested information.

•	Comparing the smelters and refiners identified by the supply chain against the list of facilities that have received a “conflict free” designation from the Conflict Free Smelter Program (“CFSP”).

Results

After exercising the due diligence described in this Report, the Company does not have sufficient information regarding all of the smelters and refiners that processed the necessary Conflict Minerals contained in the Compressors in order for the Company to determine whether any of those Conflict Minerals originated in the Covered Countries and, if so, whether those Conflict Mineral came from recycled or scrap sources or were or were not from other conflict free sources. The Company makes this determination due to a lack of information provided from the Company’s suppliers in response to the Company’s requests. In particular, there was significant variance in the amount of information that the Company’s suppliers knew about the origin of the minerals used in their supply chains. In addition, some of the Company’s suppliers failed to provide the requested information by the date of this Report or failed to do so in a format from which the Company could determine the origin of the Conflict Minerals included in the particular Components and Parts or materials purchased by the Company for use by the Company in manufacturing Compressors, as opposed to all Components and Parts or materials sold by the supplier.

The Company’s efforts to determine the mine or location of origin of the necessary conflict minerals in our products that are DRC conflict undeterminable with the greatest possible specificity consisted of the due diligence measures described in this Report.

This Report Not Audited

Pursuant to guidance provided by the Division of Corporation Finance of the SEC regarding the application of the Rule, this Report has not been subject to an independent private sector audit.

Actions to be Taken in Mitigation

The Company expects to take the following steps, among others, to mitigate the risk that the necessary Conflict Minerals contained in the products the Company is manufacturing or will manufacture and that contain or will contain Conflict Minerals that finance or benefit armed groups in the Covered Countries:

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Continue to engage with At-Risk suppliers to obtain current, accurate, complete, and usable information about the supply chain, including engaging with certain of its suppliers to overcome their apparent resistance to providing the Company with information adequate to allow the Company to determine the origin of the Conflict Minerals included in Components and Parts or materials purchased by the Company for use by the Company in manufacturing Compressors, including the mine or location of origin of such Conflict Minerals with the greatest possible specificity and whether such Conflict Minerals financed or benefited armed groups.

•	Continue to encourage suppliers to establish policies, due diligence frameworks, and management systems consistent with OECD Guidance and to require their suppliers to do the same.

•	Identifying and appointing one Company staff person to work with relevant Company departments and to oversee the execution of the company’s Conflict Minerals due diligence plan.

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Implement a Company Conflict Minerals database that will be a separate and special part of the Company’s records in which to collect and store information from suppliers and allow more effective analysis of the information in the database.

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